SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2003

TNP ENTERPRISES, INC.

(Exact name of registrant as specified in charter)

Texas	1-8847	75-1907501
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (817) 731-0099

(Former name or former address, if changed since last report)

TEXAS-NEW MEXICO POWER COMPANY

(Exact name of registrant as specified in charter)

Texas	2-97230	75-0204070
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (817) 731-0099

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

Amendment to Power Supply and Service Agreement (PSA). On March 31, 2003, First Choice Power, Inc. (First Choice) and Constellation Power Source, Inc. (Constellation) amended the PSA under which First Choice purchases power to serve its price-to-beat load. The amendment requires First Choice to pay Constellation $9.2 million during 2004. In return, First Choice will no longer be required to assign the output from a power supply contract with a third party to Constellation from January 1, 2004 to August 31, 2004. The third party power contact, which represents approximately 1.4 million megawatt-hours (MWh) at a cost of approximately $30 per MWh, was originally executed by Texas-New Mexico Power Company (TNMP) and was assigned to First Choice at the beginning of retail competition in Texas. The amendment will have no impact on Constellation’s obligation to provide power for First Choice’s price-to-beat customers or the price at which Constellation provides that power.

As reported in the 2002 Combined Annual Report on Form 10-K, First Choice has firm commitments to supply approximately 0.7 million MWh of energy to competitive customers during 2004. Approximately 0.5 million MWh of these commitments apply to the January to August time period. As a result of the amendment to the PSA, and the termination of First Choice’s requirement to assign the third party power contract to Constellation, First Choice now has fixed-price power to serve its 2004 firm commitments, from January through August, and additional capacity to supply approximately 0.9 million MWh of energy in 2004 to competitive customers that First Choice projects to serve during that period.

The amended PSA also reduces the need for First Choice to purchase natural gas call options that would mitigate price risk associated with the 1.4 million MWh of firm and potential commitments in 2004 referred to above. In addition, the amended PSA resulted in a reduction of $4.8 million of mark-to-market exposure that Constellation had to First Choice, and the extension of $3.0 million of unsecured credit by Constellation to First Choice. These two items resulted in the release of $7.8 million of letters of credit that First Choice had issued to Constellation under the TNMP/First Choice Credit Facility.

Finally, the conditions under which TNMP is able to guarantee First Choice’s performance under the PSA have been modified. Previously, TNMP’s ability to guarantee up to $25 million of First Choice’s performance under the PSA was subject to TNMP maintaining a credit rating of at least BBB- by S&P and at least Ba1 by Moody’s. As amended, TNMP can guarantee First Choice’s performance for up to $25 million if its credit rating is at least BB+ by S&P or at least Ba1 by Moody’s.

Senior Credit Facility. As reported in the 2002 Combined Annual Report on Form 10-K, TNP Enterprises, Inc. (TNP) has a Senior Credit Facility that includes a $25 million revolving credit facility that was scheduled to expire in April 2003. Upon its expiration, banks with expiring commitments of $15 million participating in the revolving credit facility agreed to extend the revolving portion of the Senior Credit Facility by sixty days. As a result of the extension, the revolving portion of the Senior Credit Facility allows TNP to borrow up to $15 million and now expires on June 7, 2003. TNP anticipates negotiating a longer extension of the revolving portion of the Senior Credit Facility prior to the expiration of the sixty-day extension.

The Senior Credit Facility contains various financial covenants with which TNP must comply. Due to losses during the first quarter of 2003 at First Choice resulting from high natural gas prices, and increased amounts of outstanding debt due to the termination of TNMP’s factoring agreement early in 2002, TNP anticipates that it may not comply with one financial covenant for the period ended March 31, 2003. If TNP is not in compliance, it expects to obtain a waiver or modification of that financial covenant. The waiver or modification would allow TNP to comply with the modified covenant for the period ended March 31, 2003.

First Choice Equity Contribution. In April 2003, First Choice received a $10 million equity contribution from TNP. First Choice will use these funds for general corporate purposes.

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Statement Regarding Forward Looking Information

The discussions in this document that are not historical facts, including, but not limited to projections related to numbers of competitive customers in 2004 and the ability to negotiate extensions to and receive waivers or modifications of a financial covenant under TNP’s Senior Credit Facility are based on current expectations. Actual results may differ materially. Among the factors that could cause the results to differ materially from expectations are the following: the ability of First Choice to attract and retain customers as competition moves forward; the ability to obtain extensions, renegotiations or waivers of provisions in the TNP Credit Facility; and other factors described from time to time in TNP’s and TNMP’s reports filed with the Securities and Exchange Commission. TNP and TNMP wish to caution readers not to place undue reliance on any such forward looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP ENTERPRISES, INC. (Registrant)

Date: April 15, 2003	By:	/s/ Theodore A. Babcock
Theodore A. Babcock, Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS-NEW MEXICO POWER COMPANY (Registrant)

Date: April 15, 2003	By:	/s/ Scott Forbes
Scott Forbes Senior Vice President and Chief Financial Officer

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